Filed Pursuant to Rule 424(b)(2)
Registration No. 333-259888

PROSPECTUS SUPPLEMENT

(To Prospectus Dated September 29, 2021)

$1,000,000,000 5.053% Fixed Rate/Floating Rate Senior Notes

due 2034

M&T Bank Corporation, a New York corporation (“M&T”), is offering $1,000,000,000 aggregate principal amount of Fixed Rate/Floating Rate Senior Notes (the “Notes”). The Notes will initially bear interest at the rate of 5.053% per annum, payable semi-annually in arrears on January 27 and July 27 of each year, beginning on July 27, 2023 and ending on January 27, 2033. Beginning on January 27, 2033, the Notes will bear interest at a floating rate per annum equal to Compounded SOFR (as defined herein) plus 1.850%, payable quarterly in arrears on April 27, July 27, October 27, and at the maturity date. The Notes will mature on January 27, 2034.

M&T may, at its option, redeem the Notes at the applicable times and at the applicable redemption price described herein under “Description of the Notes—Optional Redemption.” The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

The Notes will be unsecured and unsubordinated obligations of M&T and will rank equally with all of M&T’s other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will not be guaranteed by any of M&T’s subsidiaries.

The Notes will be issued only in registered book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will not be listed on any securities exchange or interdealer market quotation system. Currently there is no public market for the Notes.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-11 and contained in M&T’s Annual Report on Form 10-K incorporated by reference herein for a discussion on certain risks that you should consider in connection with an investment in the Notes.

None of the Securities and Exchange Commission, any state securities commission, the New York State Department of Financial Services or the Board of Governors of the Federal Reserve System has approved or disapproved of the Notes nor have any of the foregoing authorities determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are M&T’s unsecured obligations. The Notes are not savings accounts, deposits or other obligations of any of M&T’s bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other government agency or insurer.

	Per Note	Total
Price to public(1)	100.000%	$1,000,000,000
Underwriting discount	0.233%	$2,330,000
Proceeds, before expenses, to M&T	99.767%	$997,670,000

(1)	Plus accrued interest, if any, from January 27, 2023.

The underwriters expect to deliver the Notes to purchasers in book entry form only through the facilities of The Depository Trust Company (“DTC”), and its participants, including Euroclear Bank, S.A./N.V., or its successor, as operator of the EuroClear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on or about January 27, 2023, which is the third business day following the pricing of the Notes (“T+3”).

Joint Book-Runners

BofA Securities	Barclays	Morgan Stanley	M&T Securities

The date of this prospectus supplement is January 24, 2023

Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we prepare or distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer of, or an invitation on our behalf or on behalf of the underwriters to subscribe for and purchase, any securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. You should assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

PRIIPs Regulation / Prohibition of Sales to European Economic Area (“EEA”) Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

PRIIPs Regulation / Prohibition of Sales to United Kingdom (“UK”) Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Prospectus Supplement

Prospectus

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a shelf registration statement on Form S-3 (File No. 333-259888) that was filed with the Securities and Exchange Commission (“SEC”) on September 29, 2021. By using a shelf registration statement, M&T may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the offering and certain other matters and also adds to and updates information contained in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to this offering. You should read this prospectus supplement and the accompanying prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. Any information in such subsequent filings that is inconsistent with this prospectus supplement will supersede the information in the accompanying prospectus or any earlier prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we prepare or distribute. Neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you.

References in this prospectus supplement to “M&T” or “the Company” refer to M&T Bank Corporation, and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

References in this prospectus supplement to “we,” “us,” and “our” refer to M&T Bank Corporation and its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

References in this prospectus supplement to “M&T Bank” refer to Manufacturers and Traders Company and not to any of its consolidated subsidiaries, unless otherwise specified or as the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

M&T is a New York corporation and a registered financial holding company. M&T is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Exchange Act it files reports and other information with the SEC. M&T’s SEC filings are available to the public over the Internet at the SEC web site at http://www.sec.gov. M&T also maintains a web site (http://www.ir.mtb.com) where information about M&T and M&T Bank can be obtained. The information contained on the M&T web site is not part of nor is incorporated by reference into this prospectus supplement.

The SEC allows M&T to “incorporate by reference” into this prospectus supplement the information in documents M&T files with the SEC. This means that M&T can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When M&T updates the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included and incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later. M&T incorporates by reference the following documents (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules):

•	Annual Report on Form 10-K for the year ended December 31, 2021,

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and

•

Current Reports on Forms 8-K, filed on February 18, 2022, March  7, 2022, April  4, 2022, April  29, 2022, June  10, 2022, June  16, 2022, August  16, 2022, September  29, 2022, November  18, 2022, December  14, 2022, December  19, 2022, January  3, 2023 and January 18, 2023.

Each document or report filed by M&T with the SEC pursuant to Section 13(a), 14, or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering of the Notes (other than any materials that are deemed “furnished” and not filed) is incorporated herein by reference.

M&T will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein. Requests should be directed to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention: Investor Relations

Telephone Number: (716) 635-4000

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including information included or incorporated by reference into this prospectus supplement, contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business, operations, economic performance and financial condition. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

Future Factors may include:

•	the impact of M&T’s acquisition of People’s United Financial, Inc.;

•	the impact of the war in Ukraine;

•	the impact of the COVID-19 pandemic;

•	economic conditions including inflation and supply chain issues

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets;

•	sources of liquidity;

•	common shares outstanding;

•	common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	the impact of changes in market values on trust-related revenues;

•	legislation and/or regulations affecting the financial services industry and/or M&T and its subsidiaries individually or collectively, including tax policy;

•	regulatory supervision and oversight, including monetary policy and capital requirements;

•	governmental and public policy changes;

•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board, regulatory agencies or legislation;

•	increasing price, product and service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products and services;

•	containing costs and expenses;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and

•

material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, internationally, nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

SUMMARY

M&T Bank Corporation

M&T is a New York business corporation which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. Its telephone number is (716) 635-4000. M&T was incorporated in November 1969. As of September 30, 2022, we had consolidated total assets of $198.0 billion, deposits of $163.8 billion and shareholders’ equity of $25.3 billion. We had 22,879 full-time equivalent employees as of September 30, 2022.

M&T has two wholly owned bank subsidiaries: M&T Bank and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management and investment services to their customers. As of September 30, 2022, M&T Bank represented 99% of the consolidated assets of M&T and had 1,011 domestic banking offices located in New York State, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Massachusetts, Maine, Vermont, New Hampshire, Virginia, West Virginia, Florida and the District of Columbia and a full-service commercial banking office in Ontario, Canada. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets.

Recent Developments

M&T Preliminary Fourth Quarter and Full Year Financial Results

On January 19, 2023, M&T reported its unaudited preliminary financial results for the quarter and year ended December 31, 2022. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, M&T’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) for the fourth quarter of 2022 were $4.29, up 27% from $3.37 in the year-earlier quarter. GAAP-basis net income in the recent quarter aggregated $765 million, 67% higher than $458 million in the fourth quarter of 2021. Diluted earnings per common share and GAAP-basis net income were $3.53 and $647 million, respectively, in 2022’s third quarter. GAAP-basis net income for the fourth quarter of 2022 expressed as an annualized rate of return on average assets and average common shareholders’ equity was 1.53% and 12.59%, respectively, compared with 1.15% and 10.91%, respectively, in the year-earlier quarter and 1.28% and 10.43%, respectively, in 2022’s third quarter.

The recent quarter’s results reflect two noteworthy items. In the fourth quarter of 2022, M&T sold its retail insurance subsidiary, M&T Insurance Agency, Inc., to Arthur J. Gallagher & Co. The sale resulted in a gain of $136 million. Also during the fourth quarter of 2022, M&T made a $135 million tax-deductible contribution to The M&T Charitable Foundation.

Diluted earnings per common share were $11.53 for 2022, down 16% from $13.80 in 2021. GAAP-basis net income for the year ended December 31, 2022 aggregated $1.99 billion, 7% higher than $1.86 billion for the year ended December 31, 2021. Expressed as an annualized rate of return on average assets and average common shareholders’ equity, GAAP-basis net income for 2022 was 1.05% and 8.67%, respectively, compared with 1.22% and 11.54%, respectively, in 2021.

The provision for credit losses was $90 million in the recent quarter, compared with a $15 million recapture of provision in the fourth quarter of 2021 and $115 million in 2022’s third quarter. Net charge-offs of loans were $40 million during the fourth quarter of 2022, compared with $31 million and $63 million in the fourth quarter of 2021 and third quarter of 2022, respectively. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .12% and .13% in the fourth quarter of 2022 and 2021, respectively, and ..20% in the third quarter of 2022.

M&T had total assets of $200.7 billion at December 31, 2022, compared with $155.1 billion at December 31, 2021 and $198.0 billion at September 30, 2022. Total deposits were $163.5 billion at the recent quarter-end, compared with $131.5 billion at December 31, 2021 and $163.8 billion at September 30, 2022. Total shareholders’ equity was $25.3 billion at December 31, 2022, $17.9 billion at December 31, 2021 and $25.3 billion at September 30, 2022.

The foregoing is only a summary and is not intended to be a comprehensive statement of M&T’s financial results. Financial statements as of and for the year ended December 31, 2022 will be included in M&T’s Annual Report on Form 10-K to be filed with the SEC.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Notes, see “Description of the Notes” in this prospectus supplement.

Issuer	M&T Bank Corporation, a corporation incorporated under New York law.

Notes offered	$1,000,000,000 aggregate principal amount of 5.053% Fixed Rate/Floating Rate Senior Notes due 2034.

Maturity	The Notes will mature on January 27, 2034.

Fixed interest rate	5.053% per annum.

Fixed rate period	From, and including, the issue date to, but excluding, January 27, 2033.

Fixed interest payment dates	Each January 27 and July 27, beginning on July 27, 2023, and ending on January 27, 2033.

Fixed interest day count convention	Fixed interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating interest rate	Compounded SOFR, determined as set forth under “Description of the Notes—Principal Amount; Maturity and Interest—Floating Rate Period,” plus 1.850%. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.

Floating rate period	From, and including, January 27, 2033, to, but excluding, the maturity date.

Floating interest payment dates	April 27, July 27, October 27, and at the maturity date, as further described below under “Description of the Notes—Principal Amount; Maturity and Interest—Floating Rate Period.”

Floating interest day count convention	Floating interest will be computed on the basis of actual number of days in each interest period (or any other relevant period) and a 360-day year.

First interest payment date	July 27, 2023.

Record dates	Interest will be paid to the person in whose name a Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such Note; provided that if the Notes are global notes held by DTC, the record date for such Notes will be the close of business on the Business Day preceding the applicable interest payment date.

No guarantees	The Notes are not guaranteed by any of M&T’s subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of M&T’s subsidiaries as discussed below under “Ranking.”

Ranking	The Notes will be M&T’s unsecured and unsubordinated obligations and will rank equal in right of payment to all of M&T’s existing and future unsubordinated and unsecured indebtedness, will be senior in right of payment to any unsecured and subordinated indebtedness of M&T that is subordinated in right of payment to the Notes, will be effectively subordinated to all of M&T’s existing and future secured indebtedness to the extent of the value of M&T’s assets securing such indebtedness and will be structurally subordinated to all of the existing and future indebtedness and other liabilities of M&T’s subsidiaries.

As of September 30, 2022, M&T had approximately $1.25 billion in principal amount of other unsecured and unsubordinated long-term debt outstanding.

Optional redemption	The Notes will be redeemable at M&T’s option, in whole or in part, at any time or from time to time, on or after July 26, 2023 (180 days from January 27, 2023) (or, if additional Notes are issued thereafter, beginning 180 days after the issue date of such additional Notes), and prior to January 27, 2033 (the date that is one year prior to the maturity date), at a redemption price (expressed as a percentage of the principal amount and rounded to three decimal places), equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed, discounted to the redemption date (assuming that the Notes to be redeemed matured on January 27, 2033 (the date that is one year prior to the maturity date)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in this prospectus supplement) plus 25 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

In addition M&T may, at its option, redeem the Notes (i) in whole but not in part on January 27, 2033 (the date that is one year prior to the maturity date) or (ii) in whole or in part, at any time and from time to time, on or after October 29, 2033 (the date that is 90 days prior to the maturity date), in each case at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

The Notes will not be subject to repayment at the option of the holder at any time prior to maturity.

See “Description of the Notes—Optional Redemption of the Notes.”

Sinking fund	There is no sinking fund for the Notes.

Use of proceeds	The net proceeds from the offering will be approximately $994.7 million, after deducting the discounts and commissions payable to the underwriters and estimated offering expenses payable by us. M&T intends to use these proceeds for general corporate and banking purposes in the ordinary course of business. For further information, see “Use of Proceeds” in this prospectus supplement.

Form and denomination	The Notes will be issued as fully registered global notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. Beneficial interests in the global notes must be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000.

Certain covenants	The Indenture (as defined herein) will contain certain covenants that, among other things, limit M&T’s ability to:

•	Dispose of voting stock of M&T’s principal banking subsidiary; or

•	Permit liens to be placed on the capital stock of M&T’s principal banking subsidiary.

See “Description of the Notes—Certain Restrictive Covenants” in this prospectus supplement and “Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Further issuances	The amount of notes M&T can issue under the Indenture is unlimited. M&T will issue Notes in the initial aggregate principal amount of $1,000,000,000. However, M&T may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with either series of Notes offered by this prospectus supplement and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Events of default	For a discussion of events that will permit acceleration of the payment of the principal of the Notes, see “Description of the Notes—Events of Default; Waivers” in this prospectus supplement.

Indenture and trustee	The Notes will be issued under an Indenture, dated as of May 24, 2007, with The Bank of New York (now known as The Bank of New York Mellon), as Trustee, as supplemented by the Third

Supplement Indenture, dated as of August 16, 2022, and a supplemental indenture relating to the issuance of the Notes.

Governing law	The Notes will be governed by and construed in accordance with the laws of the State of New York.

No listing	The Notes will not be listed on any national securities exchange.

Risk factors	An investment in the Notes involves risks. You should carefully consider the information set forth in the sections entitled “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as other information included or incorporated by reference in this prospectus supplement before deciding whether to invest in the Notes.

Conflicts of Interest	Because M&T Securities, Inc., an underwriter for this offering, is M&T’s wholly owned subsidiary, a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, M&T Securities, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

Concurrent unregistered offering	In a concurrent unregistered offering, our subsidiary M&T Bank is offering $1,300,000,000 aggregate principal amount of its 4.650% Fixed Rate Senior Bank Notes due January 27, 2026 and $1,200,000,000 aggregate principal amount of its 4.700% Fixed Rate Senior Bank Notes due January 27, 2028 (collectively, the “Bank Notes”) under its $8 billion Bank Note Program. The Bank Notes are being offered pursuant an exemption provided in Section 3(a)(2) of the Securities Act of 1933, as amended, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Your decision whether or not to invest in the Notes will involve risk. You should be aware of, and carefully consider, the following risk factors, along with all of the other information included or incorporated by reference in this prospectus supplement, including the information included in the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of M&T’s Annual Report on Form 10-K for the year ended December 31, 2021 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of M&T’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, before deciding whether to invest in the Notes.

An active trading market may not develop for the Notes.

There may not be a liquid trading market for the Notes. Illiquidity may have an adverse effect on the market value of the Notes.

M&T does not intend to arrange for trading of the Notes on the New York Stock Exchange or quotation on any automated dealer quotation system or on any other securities exchange. Accordingly, M&T cannot assure you that an active trading market for the Notes will develop. If a market for the Notes does develop, the price of such Notes may fluctuate and liquidity may be limited. The liquidity of any market for the Notes will depend upon the number of holders of the Notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the Notes and other factors. If a market for the Notes does not develop, you may be unable to resell such Notes for an extended period of time, if at all.

The Notes may be redeemed, at M&T’s option, and you may not be able to reinvest the proceeds in a comparable security.

M&T may, at its option, redeem the notes at the applicable times and at the applicable redemption price described herein under “Description of the Notes—Optional Redemption.” M&T may choose to redeem the Notes at times when prevailing interest rates are relatively low and, as a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.

The Notes are unsecured and effectively subordinated to M&T’s secured debt, which makes the claims of holders of M&T’s secured debt senior to the claims of holders of the Notes.

The Notes will be unsecured. The Notes will be effectively subordinated to all of M&T’s existing and future secured indebtedness to the extent of the value of M&T’s securing such indebtedness. The holders of any secured debt that M&T may have may foreclose on M&T’s assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. In the event of M&T’s bankruptcy, liquidation or similar proceeding, the holders of secured debt that M&T may have would be entitled to proceed against their collateral, and that collateral would not be available for payment of unsecured debt, including the Notes.

The Notes are M&T’s obligations and not obligations of M&T’s subsidiaries and will be structurally subordinated to the claims of M&T’s subsidiaries’ creditors.

The Notes are exclusively M&T’s obligations and not those of M&T’s subsidiaries. M&T is a holding company that conducts substantially all of its operations through its bank and non-bank subsidiaries. As a result, its ability to make payments on the Notes will depend primarily upon the receipt of dividends and other distributions from M&T’s subsidiaries. If M&T does not receive sufficient cash dividends and other distributions from its subsidiaries, it is unlikely that M&T will have sufficient funds to make payments on the Notes.

M&T’s subsidiaries are separate and distinct legal entities. M&T’s subsidiaries have no obligation to pay any amounts due on the Notes or to provide M&T with funds to pay M&T’s obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to M&T by M&T’s subsidiaries in the future will require the generation of future earnings by M&T’s subsidiaries and may require regulatory approval. There are various regulatory restrictions on the ability of M&T Bank to pay dividends or make other payments to M&T. See “Item 1. Business—Distributions” in our 2021 Annual Report on Form 10-K incorporated by reference in this prospectus supplement for a discussion of regulatory and other restrictions on dividend declarations. Limitations on M&T’s ability to receive dividends from its subsidiaries could have a material adverse effect on its liquidity and ability to pay dividends on its stock or interest and principal on its debt.

In addition, M&T’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. Your ability as an investor in the Notes to benefit indirectly from that distribution also will be subject to these prior claims.

The Notes are not guaranteed by any of M&T’s subsidiaries. As a result, the Notes will be structurally subordinated to all existing and future liabilities and obligations of M&T’s subsidiaries.

Events for which acceleration rights under the Notes may be exercised are more limited than those available under the terms of M&T’s outstanding senior notes issued prior to the issue date of the Notes.

On August 16, 2022, M&T entered into a Third Supplemental Indenture (the “Third Supplemental Indenture”) with The Bank of New York Mellon, as Trustee, to the Base Indenture (as defined below), pursuant to which the terms of M&T’s senior notes to be issued on or after the date of the Third Supplemental Indenture, including the Notes, were modified. The modifications to the terms of M&T’s senior notes will include, among other things, limiting the circumstances under which the payment of the principal amount of such senior notes can be accelerated.

All or substantially all of M&T’s outstanding senior notes issued prior to the issue date of the Notes (the “existing senior notes”) provide acceleration rights for nonpayment of principal, premium (if any) or interest and for certain events relating to M&T’s bankruptcy, insolvency or reorganization. The existing senior notes also provide acceleration rights for certain bankruptcy, insolvency or reorganization events involving a principal bank subsidiary of M&T and for M&T’s default in the performance, or breach, of any covenant or warranty of M&T in the Indenture or such series of notes and continuance of such default or breach for 90 days after M&T has received written notice of such failure. In addition, the existing senior notes do not provide for a 30-day cure period before a nonpayment of principal becomes an event of default and acceleration rights become exercisable with respect to such nonpayment. However, under the Third Supplemental Indenture payment of the principal amount of the Notes:

•

may be accelerated only for (i) M&T’s failure to pay the principal of, premium (if any) or interest on the Notes and, in each case, such nonpayment continues for 30 days after such payment is due, or (ii) the occurrence of certain events relating to bankruptcy, insolvency or reorganization of M&T; and

•

may not be accelerated if (i) M&T fails to perform any covenant or agreement (other than nonpayment of principal, premium (if any) or interest) in the Indenture or (ii) upon the occurrence of any events relating to bankruptcy, insolvency or reorganization of any principal bank subsidiary of M&T.

As a result of these differing provisions, if M&T fails to perform any covenant or agreement (other than nonpayment of principal, premium (if any) or interest) that applies both to the Notes and to any existing senior notes, or if certain cross-defaults on M&T or any principal bank subsidiary of M&T’s indebtedness occur, or if certain events of bankruptcy, insolvency or reorganization occur with respect to any principal bank subsidiary of M&T, the trustee and the holders of the existing senior notes would have acceleration rights that would not be available to the trustee or the holders of the Notes. In addition, if M&T fails to pay the principal of any existing senior notes when due, an event of default would occur immediately with respect to such existing senior notes (and the exercise of acceleration rights could proceed immediately in accordance with the provisions of the applicable indenture under which such existing senior notes were issued), whereas, if M&T fails to pay the principal of the Notes when due, the trustee and the holders of the Notes must wait for the 30-day cure period to expire before such nonpayment of principal becomes an event of default and any acceleration rights are triggered with respect to such nonpayment. Any repayment of the principal amount of existing senior notes following the exercise of acceleration rights in circumstances in which such rights are not available to the holders of the Notes could adversely affect M&T’s ability to make timely payments on the Notes thereafter. These limitations on the rights and remedies of holders of the Notes could adversely affect the market value of the Notes, especially during times of financial stress for us or M&T’s industry.

M&T and its subsidiaries may incur additional indebtedness that may adversely affect M&T’s ability to meet its financial obligations under the Notes.

The terms of the Indenture and the Notes do not limit the incurrence by M&T or its subsidiaries of indebtedness. M&T and its subsidiaries may incur additional indebtedness in the future, which could have important consequences to holders of the Notes. For example, M&T may have insufficient cash to meet its financial obligations, including its obligations under the Notes. Furthermore, our ability to obtain additional financing for the repayment of the notes, working capital, capital expenditures or general corporate purposes could be impaired. Additional debt could make M&T more vulnerable to changes in general economic conditions and the ratings of the Notes.

The terms of the Indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes and may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

The Indenture governing the Notes will contain only limited restrictive covenants. Among other things, it does not:

•

require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the Notes in the event that we experiences significant adverse changes in its financial condition, results of operations or liquidity;

•	limit our ability to incur additional indebtedness, including indebtedness that is equal in right of payment to the Notes or, subject to certain exceptions, secured indebtedness;

•	limit our ability to pay dividends or engage in transactions with our affiliates; or

•	limit our ability to issue or repurchase securities.

Our ability to incur additional debt, pay dividends, engage in transactions with affiliates, issue and repurchase securities and take a number of other actions that are not limited by the terms of the Notes could negatively affect the value of the Notes.

Holders of the Notes could be at greater risk for being structurally subordinated if we transfer, convey or lease our properties and assets substantially as an entirety to one or more of our majority-owned subsidiaries.

If we convey, transfer or lease our properties and assets substantially as an entirety to one or more of our direct or indirect majority-owned subsidiaries, the subsidiary or subsidiaries will not be required to assume our obligations under the Notes, and we will remain the sole obligor on the Notes. In such event, creditors of any such subsidiary or subsidiaries would have additional assets from which to recover on their claims while holders of the Notes would be structurally subordinated to creditors of such subsidiary or subsidiaries with respect to such assets. See “Description of the Notes—Consolidation, Merger and Sale of Assets” for further information.

The trading price of the Notes may fluctuate following their issuance.

If any of the Notes are traded after they are initially issued, they may trade at a discount from their initial offering price. If a trading market were to develop, future trading prices of the Notes may be volatile and will depend on many factors, including among others:

•	our financial condition and results of operations;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally;

•	the interest of securities dealers in making a market for them; and

•	the market for similar securities.

The interest rate on the Notes will reset from fixed to floating rates.

During the period from, and including, January 27, 2023, to, but excluding, January 27, 2033, the Notes will bear interest at a fixed rate of 5.053% per annum. However, during the period from, and including, January 27, 2033, to, but excluding, the maturity date, the Notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 1.850%, as further described below under “Description of the Notes—Principal Amount; Maturity and Interest—Floating Rate Period.” As a result, the interest rate in any interest period during the floating rate period may be less than the initial interest rate or the interest rate that applies in the preceding interest period, which would affect the amount of any interest payments under the Notes and, therefore, could affect their market value.

The amount of interest payable on the Notes with respect to each interest period during the floating rate period will be determined near the end of such interest period for the Notes.

The interest rate with respect to any interest period during the floating rate period will only be capable of being determined near the end of such interest period in relation to the Notes. Consequently, you will not know the amount of interest payable with respect to each such interest period until shortly prior to the related interest payment date, and it may be difficult for you to reliably estimate the amount of interest that will be payable on the Notes on each such interest payment date. In addition, some investors may be unwilling or unable to trade the Notes without changes to their information technology systems, both of which could adversely impact the liquidity and trading price of the Notes.

The interest rate on the Notes during the floating rate period will be based on a compounded SOFR, which will be determined by reference to the SOFR Index, a relatively new market index.

For each interest period during the floating rate period, the interest rate on the Notes will be based on a compounded SOFR calculated by reference to the SOFR Index (as defined below) using the specific formula described in this prospectus supplement. The SOFR Index measures the cumulative impact of compounding the daily secured overnight financing rate (“SOFR”) as provided by the Federal Reserve Bank of New York (the “FRBNY”). The value of the SOFR Index on a particular business day reflects the effect of compounding SOFR on such business day and allows the calculation of compounded SOFR averages over custom time periods. For this and other reasons, the interest rate during any Observation Period (as defined below) will not be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during the Observation Period for an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction in the Compounded SOFR (as defined below) used to calculate the interest rate on the Notes during the relevant interest period.

The FRBNY only began publishing the SOFR Index on March 2, 2020. In addition, limited market precedent exists for securities that use SOFR as the interest rate and the method for calculating an interest rate based upon SOFR in those precedents varies. Accordingly, the specific formula for Compounded SOFR used in the Notes may not be widely adopted by other market participants. The market value of the Notes would likely be adversely affected if the market adopts a different calculation method.

SOFR has a limited history and its historical performance is not indicative of future performance.

The FRBNY began to publish SOFR in April 2018. Although the FRBNY has also begun publishing historical indicative SOFR going back to 2014, such historical indicative data inherently involves assumptions, estimates and approximations. Therefore, SOFR has limited performance history and no actual investment based on the performance of SOFR was possible before April 2018. The level of SOFR during the floating rate period for the Notes may bear little or no relation to the historical level of SOFR. The future performance of SOFR is impossible to predict and, therefore, no future performance of SOFR or the Notes may be inferred from any of the hypothetical or actual historical performance data. Hypothetical or actual historical performance data are not indicative of the future performance of SOFR or the Notes. Changes in the levels of SOFR will affect Compounded SOFR and, therefore, the return on the Notes and the trading price of such Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that SOFR or Compounded SOFR will be positive.

The composition and characteristics of SOFR are not the same as those of U.S. dollar LIBOR and any failure of SOFR to gain market acceptance could adversely affect the Notes.

SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to the U.S. dollar London interbank offered rate (“U.S. dollar LIBOR”) in part because it is considered representative of general funding conditions in the overnight U.S. Treasury repurchase agreement (“repo”) market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks. In addition, SOFR is an overnight rate, while U.S. dollar LIBOR represents interbank funding over different maturities. As a result, there can be no assurance that SOFR or the SOFR Index will perform in the same way as U.S. dollar LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility, or global or regional economic, financial, political, regulatory, judicial or other events.

The differences between SOFR and U.S. dollar LIBOR may mean that market participants would not consider SOFR a suitable substitute or successor for all of the purposes for which U.S. dollar LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. In addition, an established trading market for the Notes may never develop or may not be very liquid if developed. Market terms for debt securities that are linked to SOFR, such as the spread over the base rate reflected in the interest rate provisions applicable to the Notes, may evolve over time, and as a result, trading prices of the Notes may be lower than those of later-issued debt securities that are linked to SOFR. If for these or other reasons SOFR does not prove to be widely used in debt securities that are similar or comparable to the Notes, the trading price of the Notes may be lower than those of debt securities that are linked to rates that are more widely used. Investors in the Notes may not be able to sell their Notes at all or may not be able to sell their Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The price at which the Notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.

The price at which the Notes may be sold prior to maturity will depend on a number of factors, including, but not limited to: (i) actual or anticipated changes in the level of SOFR, (ii) volatility of the level of SOFR,

(iii) changes in interest and yield rates, (iv) any actual or anticipated changes in M&T’s credit ratings or credit spreads and (v) the time remaining to maturity of the Notes. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the Notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the Notes. Depending on the actual or anticipated level of SOFR, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The SOFR Index may be modified or discontinued and the Notes may bear interest during the floating rate period by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes.

The interest rate during the floating rate period for the Notes will be determined by reference to the SOFR Index as published by the FRBNY, as administrator of SOFR, based on data received by it from sources other than us, and M&T has no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. The FRBNY may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR or timing related to the publication of SOFR. These changes may be materially adverse to the interests of investors in the Notes, by, for example, reducing the amount of interest payable on the Notes during the floating rate period and the trading prices of the Notes. In addition, the FRBNY may withdraw, modify or amend the published SOFR Index or other SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or other SOFR data that the FRBNY may publish after the interest rate for such interest period has been determined.

If M&T or its designee determine that a Benchmark Transition Event (as defined below) and its related Benchmark Replacement Date (as defined below) have occurred with respect to the Notes, then the interest rate on the Notes during the floating rate period will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of the Notes—Principal Amount; Maturity and Interest—Compounded SOFR.” If a particular Benchmark Replacement (as defined below) or Benchmark Replacement Adjustment (as defined below) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined below) (such as the Alternative Reference Rates Committee (“ARRC”)), (ii) the International Swaps and Derivatives Association, Inc. (“ISDA”) or (iii) in certain circumstances, M&T or its designee.

In addition, the terms of the Notes expressly authorize M&T or its designee, in connection with a Benchmark Replacement, to make Benchmark Replacement Conforming Changes (as defined below) with respect to, among other things, changes to the definition of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes during the floating rate period by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes.

Further, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes); (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes; (iii) the Benchmark Replacement may have a very limited history and the historical performance of the Benchmark Replacement may not be indicative of the future performance of the Benchmark Replacement; (iv) the secondary trading market for the Notes linked to the Benchmark Replacement may be limited; and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement, and the administrator of the Benchmark Replacement has no obligation to consider your interests in doing so.

In addition, a Benchmark Transition Event includes, among other things, a public statement or publication of information by the regulatory supervisor for the administrator of the benchmark announcing that the benchmark is no longer representative. The rate of interest on the Notes may therefore cease to be determined by reference to the SOFR Index and instead be determined by reference to the Benchmark Replacement, even if the SOFR Index continues to be published. Such rate may be lower than Compounded SOFR for so long as the SOFR Index continues to be published, and the value of and return on the Notes may be adversely affected.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as U.S. dollar LIBOR, during corresponding periods. In addition, although changes in Compounded SOFR generally are not expected to be as volatile as changes in SOFR on a daily basis, the return on, value of and market for the Notes may fluctuate more than floating rate debt securities with interest rates based on less volatile rates.

M&T or its designee will make certain determinations with respect to the Notes, which determinations may adversely affect the Notes.

M&T or its designee will make certain determinations with respect to the Notes as further described under the caption “Description of the Notes—Principal Amount; Maturity and Interest—Compounded SOFR.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, M&T or its designee will make certain determinations with respect to the Notes in M&T or its designee’s sole discretion as further described under the caption “Description of the Notes—Principal Amount; Maturity and Interest— Effect of Benchmark Transition Event.” In addition, M&T or an affiliate of M&T’s may assume the duties of the Calculation Agent (as defined below) for the Notes during the floating rate period. In making any required determinations, potential conflicts of interest may exist between M&T, or its designee (which may be M&T’s affiliate), and you. Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes. Moreover, certain determinations, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes, may require the exercise of discretion and the making of subjective judgments. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes. For further information regarding these types of determinations, see “Description of the Notes—Principal Amount; Maturity and Interest—Compounded SOFR.”

Ratings of each series of Notes may not reflect all risks of an investment in the Notes, and any decline or withdrawal of such ratings may adversely affect the value of the Notes.

M&T expects that the Notes will be rated by at least three nationally recognized statistical rating organizations. The ratings of the Notes will primarily reflect M&T’s financial strength and will change in accordance with the rating of M&T’s financial strength. Any rating is not a recommendation to purchase, sell or hold the Notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, at any time ratings may be lowered or withdrawn in their entirety, and such a change could have an adverse effect on the price of the Notes. M&T does not undertake any obligation to maintain the ratings or to advise holders of Notes of any changes in ratings.

Our financial performance and other factors could adversely impact M&T’s ability to make payments on the Notes.

M&T’s ability to make scheduled payments with respect to its indebtedness, including the Notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The Notes are not insured.

The Notes are unsecured obligations of M&T. The Notes are not savings accounts, deposits or other obligations of any of the bank or non-bank subsidiaries of M&T and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

USE OF PROCEEDS

The net proceeds received from the sale of the Notes are estimated to be approximately $994.7 million, after deducting the discounts and commissions payable to the underwriters and $3.0 million of estimated offering expenses payable by us. The net proceeds received will be used primarily for general corporate and banking purposes, which may include, among other purposes:

•	repaying, reducing or refinancing existing debt;

•	investments by M&T;

•	investing in, or extending credit to, M&T subsidiaries;

•	possible acquisitions; and

•	stock repurchases.

Pending such use, we may temporarily invest the net proceeds in highly liquid short-term securities. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

Based upon our historical and anticipated future growth and our financial needs, we will from time to time engage in additional financings of a character and amount that we determine as the need arises.

CAPITALIZATION OF M&T AND ITS CONSOLIDATED SUBSIDIARIES

The following table sets forth the unaudited capitalization of M&T and its consolidated subsidiaries as of September 30, 2022 on an actual basis and on an as adjusted basis to give effect to the sale of the Notes, the issuance by M&T Bank on November 21, 2022 of $500 million aggregate principal amount of 5.400% Fixed Rate Senior Bank Notes due November 21, 2025, and the issuance by M&T Bank of the Bank Notes. This table should be read in conjunction with the financial statements of M&T and its subsidiaries incorporated by reference herein.

	As of September 30, 2022
	Actual	As Adjusted
	(Dollars in thousands— unaudited)
LONG-TERM DEBT(1)
Senior Notes of M&T:
Floating Rate Notes due 2023	$249,944	$249,944
3.55% Fixed Rate Notes due 2023	469,170	469,170
4.553% Fixed Rate/Floating Rate Notes due 2028	499,266	499,266
5.053% Fixed Rate/Floating Rate Notes due 2034 offered hereby	—	1,000,000
Subordinated notes of M&T:
5.75% due 2024	77,673	77,673
Senior notes of M&T Bank (a wholly owned subsidiary of M&T):
2.90% due 2025	749,803	749,803
5.40% due 2025(2)	—	500,000
4.650% Fixed Rate Senior Bank Notes due 2026	—	1,300,000
4.700% Fixed Rate Senior Bank Notes due 2028	—	1,200,000
Subordinated notes of M&T Bank:
4.00% due 2024	404,154	404,154
3.40% due 2027	459,541	459,541
Junior subordinated debentures associated with preferred capital securities:
Fixed rates:
BSB Capital Trust I—8.125%, due 2028	15,792	15,792
Provident Trust I—8.29% due 2028	30,971	30,971
Southern Financial Statutory Trust I—10.60% due 2030	6,978	6,978
Variable rates:
First Maryland Capital I—due 2027	149,345	149,345
First Maryland Capital II—due 2027	151,765	151,765
Allfirst Asset Trust—due 2029	97,328	97,328
BSB Capital Trust III—due 2033	15,464	15,464
Provident Statutory Trust III—due 2033	58,754	58,754
Southern Financial Capital Trust III—due 2033	8,586	8,586
Advances from Federal Home Loan Banks:
Fixed Rates	5,257	5,257
Other	9,545	9,545

TOTAL LONG-TERM DEBT	$3,459,336	$6,959,336

STOCKHOLDERS’ EQUITY
Preferred stock, $1.00 par, 20,000,000 shares authorized; Issued and outstanding: Liquidation preference of $1,000 per share: 350,000 shares at September 30, 2022 and December 31, 2021; Liquidation preference of $10,000 per share: 140,000 shares at September 30, 2022 and December 31, 2021; Liquidation preference of $25 per share: 10,000,000 shares at September 30, 2022	2,010,600	2,010,600
Common stock, $.50 par, 250,000,000 shares authorized, 179,436,779 shares issued at September 30, 2022 and 159,741,898 shares issued at December 31, 2021	89,718	89,718
Common stock issuable, 13,951 shares at September 30, 2022; 15,769 shares at December 31, 2021	1,098	1,098
Additional paid-in capital	9,994,395	9,994,395
Retained earnings	15,219,828	15,219,828
Accumulated other comprehensive income (loss), net	(899,993)	(899,993)
Treasury stock—common, at cost—6,551,133 shares at September 30, 2022; 31,052,845 shares at December 31, 2021	(1,159,153)	(1,159,153)

TOTAL SHAREHOLDERS’ EQUITY	$25,256,493	$25,256,493

TOTAL CAPITALIZATION	$28,715,829	$32,215,829

(1)

Long-term debt does not include $503 million of 3.65% fixed-rate unsecured senior notes due December 2022 assumed by M&T in connection with the acquisition of People’s United Financial, Inc., which M&T has classified as short-term debt.

(2)	$500 million aggregate principal amount of 5.400% Fixed Rate Senior Bank Notes due November 21, 2025 issued on November 21, 2022.

DESCRIPTION OF THE NOTES

In this Description of the Notes, “M&T,” “we,” “us,” “our” and the “Company” refer only to M&T Bank Corporation and not to any of its subsidiaries.

The following summary description sets forth certain terms and provisions of the Notes, and to the extent inconsistent therewith replaces the description of the general terms and provisions of the Notes set forth in the accompanying prospectus, to which we refer you. Because this description is a summary, it does not describe every aspect of the Notes. The following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions therein.

The Base Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should refer to the Trust Indenture Act for provisions that apply to the Notes.

General

The Notes will be issued under an Indenture, dated as of May 24, 2007 (the “Base Indenture”), between the Company and The Bank of New York (now known as The Bank of New York Mellon), as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture and a supplemental indenture (the “Fourth Supplemental Indenture”) to be dated as of the date of initial issuance of the Notes (collectively, the “Indenture”). This Description of the Notes is subject to and qualified in its entirety by reference to the Indenture and the forms of Notes. Any capitalized terms used but not defined herein will have the meanings assigned to them in the Indenture. The Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC, as depositary, in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. See “Book-Entry Issuance—Book-Entry System.”

The Notes will be unsecured and unsubordinated obligations of M&T. There is no sinking fund for the Notes. No recourse will be had for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director as such, past, present or future, of M&T or of any successor person. The Notes will not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring of M&T or its subsidiaries or significant sales of M&T capital stock by holders of such stock or any other event involving M&T or its subsidiaries that may adversely affect the credit quality of M&T.

The Notes do not evidence deposits and are not, and will not be, insured by the FDIC or any other government agency or insurer.

Principal Amount; Maturity and Interest

M&T will issue the Notes offered by this prospectus supplement in an initial aggregate principal amount of $1,000,000,000. The Notes will mature on January 27, 2034.

The Notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars. The Notes do not have the benefit of a sinking fund.

Interest will be paid to the person in whose name a Note is registered at the close of business on the 15th calendar day (whether or not a Business Day) preceding the related date an interest payment is due with respect to such Note; provided that if the Notes are global notes held by DTC, the record date for such Notes will be the close of business on the Business Day preceding the applicable interest payment date; provided further that that interest payable on the maturity of the principal of the Notes or (subject to the exceptions described under the heading “—Optional Redemption of the Notes”) any redemption date will be paid to the person to whom principal is paid.

Interest on the Notes will accrue from and including the date the Notes are issued (the “issue date”) or from and including the most recent interest payment date (whether or not such interest payment date was a Business Day) for which interest has been paid or provided for with respect to the Notes to, but excluding, the next interest payment date, redemption date or the maturity date, as the case may be. Each of these periods is referred to as an “interest period” for the Notes. However, interest not punctually paid or duly made available for payment, if any, will be paid instead to the person in whose name the Note is registered on a special record date rather than on the regular record date.

If any interest payment during the fixed rate period (as defined below), any redemption date or the maturity date falls on a day that is not a Business Day, then payment of any interest, principal or premium payable on such date will be postponed to the next succeeding Business Day, with the same force and effect as if made on the date such payment was due, and no interest or other payment will accrue as a result of such delay. If any interest payment during the floating rate period (as defined below), other than any interest payment date that is a redemption date or the maturity date, falls on a day that is not a Business Day, then payment of any interest payable on such date will be postponed to the next succeeding Business Day, except that, if the next succeeding Business Day falls in the next calendar month, then such interest payment will be advanced to the immediately preceding day that is a Business Day and, in each case, the related interest periods also will be adjusted for such non-Business Days.

For purposes of this “Description of the Notes” section, the term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law or executive order to close in The City of New York or the City of Buffalo, New York or on which the Corporate Trust office of the Trustee is closed for business.

Fixed Rate Period

During the period from, and including, January 27, 2023, to, but excluding, January 27, 2033 (the “fixed rate period”), the Notes will bear interest at the rate of 5.053% per annum. Such interest will be payable semi-annually, in arrears, on January 27 and July 27 of each year, beginning on July 27, 2023. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Floating Rate Period

During the period from, and including, January 27, 2033, to, but excluding, the maturity date (the “floating rate period”), the Notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 1.850%, as determined in arrears by the Calculation Agent in the manner described below. Such interest will be payable quarterly, in arrears, on April 27, July 27, October 27, and at the maturity date. Compounded SOFR for each interest period will be calculated by the Calculation Agent in accordance with the formula set forth below with respect to the Observation Period relating to such interest period.

Interest will be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on the Notes for each interest period will be computed by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the applicable interest period (or any other relevant period) divided by 360. The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and will in no event be lower than zero.

The Calculation Agent will determine Compounded SOFR, the interest rate and accrued interest for each interest period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such interest period and prior to the relevant interest payment date and will notify M&T (if M&T is not the Calculation Agent) of the Compounded SOFR, such interest rate and accrued interest for each interest period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the interest payment date. At the request of a holder of the Notes, M&T will provide the Compounded SOFR, the interest rate and the amount of interest accrued with respect to any interest period, after the Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any floating rate period, will be maintained on file at the Calculation Agent’s principal offices and will be provided in writing to the Trustee. All determinations made by the Calculation Agent shall, in the absence of manifest error, be conclusive for all purposes and binding on M&T and the holders of the Notes.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the FRBNY and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the FRBNY and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each Business Day and allows the calculation of compounded SOFR averages over custom time periods.

The FRBNY Notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period during the floating rate period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the FRBNY may publish after the interest rate for that interest period has been determined.

Compounded SOFR

With respect to any interest period during the floating rate period, “Compounded SOFR” will be determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005, or 0.000005%, being rounded upwards):

where:

“SOFR IndexStart” means, for periods other than the initial interest period in the floating rate period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period in the floating rate period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected to be January 27, 2033);

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable interest payment date (or in the final interest period, relating to the maturity date, or, in the case of the redemption of the Notes, relating to the applicable redemption date); and

“d” is the number of calendar days in the relevant Observation Period.

For purposes of determining Compounded SOFR,

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each interest payment date (or in the final interest period, preceding the maturity date, or in the case of the redemption of the Notes, preceding the applicable redemption date, as the case may be).

“Observation Period” means, in respect of each interest period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or in the final interest period, preceding the maturity date or, in the case of the redemption of the Notes, preceding the applicable redemption date).

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at www.newyorkfed.org, or any successor source. The information contained on such website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)

the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)

if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “SOFR Index unavailable provisions” described below; or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, Compounded SOFR shall be the rate determined pursuant to the “Effect of a Benchmark Transition Event” provisions described below.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the Indenture or the Notes, if M&T or its designee determines on or prior to the relevant Reference Time (as defined below) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining SOFR, then the benchmark replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period will be an annual rate equal to the sum of the Benchmark Replacement plus 1.850%.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR (“SOFRi”) does not so appear for any day, “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

(1)

Benchmark Replacement. If M&T or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark (as defined below) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

(2)

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, M&T or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

(3)

Decisions and Determinations. Any determination, decision or election that may be made by M&T or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the beneficial owners and holders of the Notes and the Trustee absent manifest error;

•	if made by M&T, will be made in M&T’s sole discretion;

•

if made by M&T’s designee (which may be M&T’s affiliate), will be made after consultation with M&T, and such designee (which may be M&T’s affiliate) will not make any such determination, decision or election to which M&T reasonably objects; and

•	notwithstanding anything to the contrary in the Indenture or the Notes, shall become effective without consent from beneficial owners or the holders of the Notes, the Trustee or any other party.

Any determination, decision or election pursuant to the benchmark replacement provisions shall be made by M&T or its designee (which may be M&T’s affiliate) on the basis as described above, and in no event shall the Trustee, the paying agent or the Calculation Agent be responsible for making any such determination, decision or election.

As used in this “Effect of Benchmark Transition Event” section with respect to any Benchmark Transition Event and implementation of the applicable Benchmark Replacement and Benchmark Replacement Conforming Changes:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by M&T or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and M&T or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)

the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)

the sum of: (a) the alternate rate of interest that has been selected by M&T or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate Notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by M&T or its designee as of the Benchmark Replacement Date:

(1)

the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by M&T or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate Notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that M&T or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if M&T or its designee decides that adoption of any portion of such market practice is not administratively feasible or if M&T or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as M&T or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Calculation Agent” means the firm appointed by M&T prior to the commencement of the floating rate period. M&T or an affiliate of M&T may assume the duties of the Calculation Agent. The institution serving as Trustee shall have no obligation to serve as Calculation Agent.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. (“ISDA”), or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by M&T or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a Calculation Agent during the floating rate period. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail to duly establish Compounded SOFR for any interest period, or M&T proposes to remove such Calculation Agent, M&T will appoint another Calculation Agent (which may be M&T or any of M&T’s affiliates).

None of the Trustee, the paying agent and the Calculation Agent shall be under any obligation (i) to monitor, determine or verify the unavailability or cessation of SOFR or the SOFR Index, or whether or when there has occurred, or to give notice to any other transaction party of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) to select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) to select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement or successor index, or (iv) to determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing.

None of the Trustee, the paying agent and the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this prospectus supplement as a result of the unavailability of SOFR, the SOFR Index or other applicable Benchmark Replacement, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other transaction party in providing any direction, instruction, notice or information required or contemplated by the terms of this prospectus supplement and reasonably required for the performance of such duties.

No Additional Amounts

In the event that any payment on the Notes is subject to withholding of any U.S. federal income tax or other tax or assessment (as a result of a change in law or otherwise), we will not pay additional amounts with respect to such tax. For a discussion relating to certain U.S. federal income tax consequences of the ownership and disposition of the notes for non-U.S. holders, see “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders.”

Optional Redemption of the Notes

The Notes will be redeemable at M&T’s option, in whole or in part, at any time and from time to time, on or after July 26, 2023 (180 days from January 27, 2023) (or, if additional Notes are issued after January 27, 2023, beginning 180 days after the issue date of such additional Notes), and prior to the First Par Call Date, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed discounted to the redemption date (assuming the Notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued on the Notes to the date of redemption; and

•	100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On the First Par Call Date, the Notes will be redeemable at M&T’s option, in whole, but not in part, at a redemption price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

On and after October 29, 2033 (90 days prior to the maturity date), the Notes will be redeemable, in whole or in part, at any time and from time to time, at M&T’s option at a redemption price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

If M&T redeems Notes at its option, then (a) notwithstanding the foregoing, installments of interest on the Notes that are due and payable on any interest payment date falling on or prior to a redemption date for the Notes will be payable on that interest payment date to the registered holders thereof as of the close of business on the relevant record date according to the terms of the Notes and the Indenture and (b) the redemption price will, if applicable, be calculated on the basis of a 360-day year consisting of twelve 30-day months.

“First Par Call Date” means January 27, 2033 (the date that is one year prior to the maturity date).

“Treasury Rate” the yield determined by M&T in accordance with the following two paragraphs.

The Treasury Rate shall be determined by M&T after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, M&T shall select, as applicable:

(1)	the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the First Par Call Date (the “Remaining Life”); or

(2)

if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the First Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3)	if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, M&T shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the First Par Call Date, as applicable. If there is no United States Treasury security maturing on the First Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the First Par Call Date, one with a maturity date preceding the First Par Call Date and one with a maturity date following the First Par Call Date, M&T shall select the United States Treasury security with a maturity date preceding the First Par Call Date. If there are two or more United States Treasury securities maturing on the First Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, M&T shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

M&T’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Any notice of redemption shall be sent at least 10 days and no more than 60 days before the redemption date, and each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the redemption price (or if not then ascertainable the method of calculation);

•	if less than all of the Notes are to be redeemed, the identification of the particular Notes to be redeemed, and the principal amount of Notes to be redeemed;

•

that on the redemption date, the redemption price and accrued interest to, but excluding, the redemption date, if any, will become payable upon the Notes, or the portion thereof being redeemed, and, if applicable, that interest on any Notes redeemed shall cease to accrue on and after the redemption date (unless M&T defaults in the payment of the redemption price);

•	the place or places where any certificate(s) evidencing the Notes called for redemption are to be surrendered for payment of the redemption price; and

•	the CUSIP number of the Notes.

If the Notes are held in book-entry form through DTC, M&T may provide notice in any manner permitted or required by DTC.

Prior to any redemption date, M&T will deposit with the Trustee or a paying agent an amount of money sufficient to pay the redemption price of, and (except if the redemption date is an interest payment date) accrued interest on, the Notes which are to be redeemed on such date.

Unless M&T defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes called for redemption. If fewer than all of the Notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular Notes of such series for redemption from the outstanding Notes of such series not previously called for redemption, by such method as the Trustee deems fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Note of such series, provided that the unredeemed portion of the principal amount of any Note will be in an authorized denomination (which will not be less than the minimum authorized denomination) for such Note.

In addition, M&T may at any time purchase Notes by tender, in the open market or by private agreement, subject to applicable law.

The Notes will not be subject to repayment at the option of the holder at any time prior to maturity and will not be entitled to any sinking fund.

Denominations

The Notes will be issued in book-entry form and will be represented by global certificates in denominations of $2,000 and integral multiples of $1,000, deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company.

Ranking of the Notes

The Notes will be unsecured and unsubordinated obligations of M&T and will rank equally in right of payment with any other existing or future unsecured and unsubordinated obligations.

As of September 30, 2022, M&T had approximately $1.25 billion in principal amount of other unsecured and unsubordinated long-term debt outstanding. The Notes will be effectively subordinated to all of M&T’s future secured indebtedness to the extent of the value of M&T’s assets securing such indebtedness. M&T is a holding company that conducts substantially all of its operations through its bank and non-bank subsidiaries. M&T’s subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes or to provide M&T with funds to pay M&T’s obligations, whether by dividends, distributions, loans or other payments. In addition, any dividend payments, distributions, loans or advances to M&T by M&T’s subsidiaries in the future will require the generation of future earnings by M&T’s subsidiaries and may require regulatory approval. There are various regulatory restrictions on the ability of M&T Bank to pay dividends or make other payments to M&T. M&T’s right to participate in any distribution of assets of any of its subsidiaries upon the subsidiary’s liquidation or otherwise will generally be subject to the prior claims of creditors of that subsidiary. The Notes are M&T’s obligations and not those of M&T’s subsidiaries and, as such, will be structurally subordinated to all of the existing and future indebtedness and other liabilities of M&T’s subsidiaries.

The Notes will be senior in right of payment to any unsecured and subordinated indebtedness of M&T that is subordinated in right of payment to the Notes.

Certain Restrictive Covenants

Sale, Pledge or Issuance of Voting Stock of Certain Subsidiaries.

Except as set forth below, for so long as any Notes are outstanding, M&T will not sell, assign, pledge, transfer or otherwise dispose of, or permit the issuance of, any shares of Voting Stock (as defined below) or any security convertible or exercisable into shares of Voting Stock of any Principal Subsidiary Bank (as defined below) or any Subsidiary (as defined below) which owns a controlling interest in shares of Voting Stock or securities convertible into or exercisable such shares of Voting Stock of a Principal Subsidiary Bank; provided, however, that nothing in this covenant shall prohibit any sale, assignment, pledge, transfer, issuance or other disposition made by M&T or any Subsidiary:

•	acting in a fiduciary capacity for any person other than M&T or any Subsidiary;

•	to M&T or any of its wholly owned (except for directors’ qualifying shares) Subsidiaries;

•	in the minimum amount required by law to any person for the purpose of the qualification of such person to serve as a director;

•	in compliance with an order of a court or regulatory authority of competent jurisdiction;

•	in order to satisfy a condition imposed by any such court or regulatory authority to the acquisition by M&T or any Principal Subsidiary Bank of M&T, directly or indirectly, of any other person;

•

in connection with a merger or consolidation of or sale of all or substantially all of the assets of a Principal Subsidiary Bank with, into or to another Bank or wholly owned Subsidiary, as long as, immediately after such merger, consolidation or sale, M&T owns, directly or indirectly, in the person surviving that merger or consolidation or that receives such assets, not less than the percentage of Voting Stock it owned in such Principal Subsidiary Bank prior to such transaction;

•

if the sale, assignment, pledge, transfer, issuance or other disposition is for fair market value (as determined by the board of directors of M&T (or any committee thereof), which determination shall be conclusive and evidenced by a Board Resolution) and, immediately, after giving effect to such disposition, M&T and its wholly owned (except for directors’ qualifying shares) Subsidiaries, will own, directly, not less than 80% of the Voting Stock of such Principal Subsidiary Bank or Subsidiary;

•

if a Principal Subsidiary Bank sells additional shares of Voting Stock to its stockholders at any price, so long as, immediately after such sale, M&T owns, directly or indirectly, not less than the percentage of Voting Stock of such Principal Subsidiary Bank it owned prior to such sale;

•	if a pledge is made or a lien is created to secure loans or other extensions of credit by a Bank that is a Subsidiary subject to Section 23A of the Federal Reserve Act;

•

in connection with the consolidation of M&T with, or the sale, lease or conveyance of all or substantially all of the assets of M&T to, or the merger of M&T with or into any other Person (as to which the provision under the heading “—Consolidation, Merger and Sale of Assets” shall apply); or

•	if such pledges are permitted pursuant to the exceptions to the covenant set forth under the heading “—Certain Restrictive Covenants—Limitation Upon Liens On Certain Capital Stock”.

For purposes hereof:

“Bank” means any institution which accepts deposits that the depositor has a legal right to withdraw on demand and engages in the business of making commercial loans.

“corporation” means a corporation, association, company (including a limited liability company), joint-stock company or business trust.

“Principal Subsidiary Bank” means any Subsidiary which is a Bank and has total assets equal to 50 percent or more of the consolidated assets of the Company determined as of the date of the most recent financial statements of such entities.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Voting Stock” of a corporation means stock of the class or classes having general voting power under ordinary circumstances entitled to vote in the election of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

Limitation Upon Liens on Certain Capital Stock.

Except as provided under the heading “—Certain Restrictive Covenants—Sale, Pledge or Issuance of Voting Stock of Certain Subsidiaries,” M&T will not at any time, directly or indirectly, create, assume, incur or suffer to be created, assumed or incurred or to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon (a) any shares of capital stock of any Principal Subsidiary Bank (other than directors’ qualifying shares), or (b) any shares of capital stock of a Subsidiary which owns capital stock of any Principal Subsidiary Bank; provided, however, that, notwithstanding the foregoing, the Company may incur or suffer to be incurred or to exist upon such capital stock:

•	liens for taxes, assessments or other governmental charges or levies:

•	which are not yet due or are payable without penalty;

•

the amount, applicability or validity of which are being contested by M&T in good faith by appropriate proceedings and M&T shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles; or

•	which secure obligations of less than $5 million in amount; or

•	the lien of any judgment, if such judgment

•	shall not have remained undischarged or unstayed on appeal or otherwise, for more than 60 days;

•

is being contested by M&T in good faith by appropriate proceedings and M&T shall have set aside on its books such reserves as shall be required in respect thereof in conformity with generally accepted accounting principles; or

•	involves claims of less than $5 million.

Events of Default; Waivers

The following events will be “Events of Default” with respect to each series of Notes:

•	Default for 30 days in any principal or premium payment at maturity of such Notes;

•	Default for 30 days in any interest payment in respect of such Notes; and

•	Bankruptcy, insolvency or reorganization of M&T.

If an Event of Default relating to a series of Notes has occurred and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the Notes of such series may declare the principal amount of the Notes of such series to be due and payable immediately. No such declaration is required, however, with respect to an Event of Default triggered by bankruptcy, insolvency or reorganization. Subject to certain conditions, this declaration may be annulled by the holders of a majority in principal amount of the Notes of such series. In addition, the holders of a majority in principal amount of Notes of any series affected thereby may waive any past default with respect to the Notes of such series, except a default:

•	in any principal, premium or interest payment on such series of Notes; or

•	of a covenant or provision of the Indenture which cannot be modified without the consent of each holder of the Notes of such series affected.

Any waiver so effected will be binding on all holders of the Notes of such series.

For senior debt securities issued on or after August 16 2022, including the Notes, no other defaults under or breaches of the Indenture or any senior debt securities, including the notes, will result in an Event of Default, whether after notice, the passage of time or otherwise and therefore none of such other events (even if constituting a Covenant Breach (as defined below)) will result in a right of acceleration of the payment of the outstanding principal amount of such senior debt securities, including the Notes. However, certain events may give rise to a Covenant Breach. For the avoidance of doubt, the only Events of Default with respect to the Notes are those set forth above.

A “Covenant Breach” under the Indenture, as to any series of senior debt securities issued on or after August 16, 2022, including the Notes, includes any default in the performance, or breach, of any covenant or warranty of M&T in the Indenture (as it relates to such series of Notes) or such series of Notes and continuance of such default or breach for a period of 90 days after there has been given to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in principal amount of such series of Notes in a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default”

Modification and Waiver

Without the consent of any holders of any Notes, the Company, when authorized by a board resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; or

•

to add to the covenants of the Company for the benefit of the holders of all or any series of debt securities, including the Notes (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power conferred upon the Company pursuant to the Indenture; or

•

to add any additional Events of Default or, with respect to any series of senior debt securities issued on or after August 16, 2022, including the Notes, Covenant Breaches for the benefit of the holders of all or any series of debt securities (and if such additional Events of Default or Covenant Breaches are to be for the benefit of less than all series of debt securities, stating that such additional Events of Default or Covenant Breaches are expressly being included solely for the benefit of such series); or

•

to add to or change any of the provisions of the Indenture to such extent as will be necessary to permit or facilitate the issuance of debt securities, including the Notes, in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Notes in uncertificated form; or

•

to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities under the Indenture, provided that any such addition, change or elimination (i) will neither (A) apply to any such securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) modify the rights of the holder of any such securities with respect to such provision or (ii) will become effective only when there is no such securities outstanding; or

•	to secure the Notes or providing for guarantees of the Notes; or

•	to establish the form or terms of debt securities of any series under the Indenture as permitted pursuant thereto; or

•

to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debt securities of one or more series, including the Notes, and to add to or change any of the provisions of the Indenture as will be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee; or

•

to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action pursuant to this clause will not adversely affect the interests of the holders of debt securities of any series, including the Notes, in any material respect; or

•	to conform the terms of the Notes or the Indenture with the description set forth in this prospectus supplement; or

•	to reflect the occurrence of a Benchmark Transition Event, the selection of a Benchmark Replacement or any Benchmark Replacement Conforming Changes that have been made.

With the consent of the Holders of not less than a majority in principal amount of the outstanding Notes of each series affected by such supplemental indenture, the Company, when authorized by a board resolution, and the Trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Notes of such series under the Indenture; provided, however, that no such supplemental indenture will, without the consent of the holder of each outstanding Note affected thereby:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of any Note which would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture, or change any place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or

•

reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture, or

•

modify any of the provisions of this paragraph or certain provisions of the Indenture relating to waivers of past defaults and waivers of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby; provided, however, that this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in this paragraph, or the deletion of this proviso, in certain circumstances.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of debt securities, or which modifies the rights of the holders of debt securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of debt securities of any other series.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series affected thereby may on behalf of the holders of all the debt securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default:

•	in the payment of the principal or premium or interest on any debt security of such series; or

•

in respect of a covenant or provision of the Indenture which pursuant to the provisions described under the first three paragraphs under the heading “—Modification and Waiver” cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Consolidation, Merger and Sale of Assets

The Indenture will provide that M&T may not consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person or permit any person to consolidate with or merge into M&T unless: (i) in case M&T shall consolidate with or merge into another person or convey, transfer or lease its properties and assets substantially as an entirety to another person, the person formed by the consolidation or into which M&T is merged or the person which acquires by conveyance or transfer, or which leases, properties and assets of the Company substantially as an entirety, (a) is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and (b) expressly assumes by supplemental indenture, executed and delivered to the Trustee, the due and punctual payment of the principal of and any premium and interest on all the Notes and the performance or observance of every covenant of the Indenture on the part of M&T to be performed or observed; and (ii) immediately after giving effect to the transaction, no Event of Default (and, with respect to any series of debt securities issued on or after August 16, 2022, including the Notes, Covenant Breach) and no event which, after notice or lapse of time or both, would become an Event of Default (or, with respect to any series of debt securities issued on or after August 16, 2022, including the Notes, Covenant Breach) will have occurred and be continuing under the Indenture.

With respect to any series of debt securities issued on or after August 16, 2022, including the Notes, the foregoing requirements do not apply in the case of a conveyance, transfer or lease by M&T of M&T’s properties and assets substantially as an entirety to one or more entities that are direct or indirect subsidiaries in which M&T and/or one or more of M&T’s subsidiaries own more than 50% of the combined voting power. As a result, if M&T were to undertake such a transaction, such subsidiary or subsidiaries would not be required to assume M&T’s obligations under the Notes and M&T would remain the sole obligor on the Notes.

Trustee

The Notes will be issued under the Base Indenture as supplemented by the Third Supplemental Indenture and the Fourth Supplemental Indenture by and between us and The Bank of New York Mellon, as Trustee.

Defeasance and Discharge

The defeasance provisions of the Indenture will apply to the Notes. The “defeasance” provisions of the Indenture provide that M&T may terminate some of M&T’s obligations with respect to any series of Notes by depositing with the Trustee as trust funds a combination of money and U.S. government obligations sufficient to pay the principal of or premium, if any, and interest on, the securities of such series as they come due. Defeasance is permitted only if, among other things, M&T delivers to the Trustee an opinion of counsel on the terms described in the Indenture to the effect that the holders of the Notes of that series will have no U.S. federal income tax consequences as a result.

The Indenture also provides that M&T is entitled to cause the Indenture to cease to be of further effect (a “satisfaction and discharge”), with certain limited exceptions, if (i) either (a) all securities under the Indenture, with certain exceptions, have been delivered to the Trustee for cancellation or (b) all such securities not delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their stated maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee and M&T (in the case of (x), (y), or (z) above) has deposited or caused to be deposited with the Trustee as trust funds money sufficient to pay the principal of or premium, if any, and interest on, such securities as they come due or are to be redeemed, (ii) M&T has paid or caused to be paid all other sums payable under the Indenture by M&T and (iii) M&T has delivered the Trustee an officers’ certificate and opinion of counsel stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Further Issuances

The amount of notes M&T can issue under the Indenture is unlimited. M&T will issue Notes in the initial aggregate principal amount of $1,000,000,000. However, M&T may, without your consent and without notifying you, create and issue further notes, which notes may be consolidated and form a single series with either series of Notes offered by this prospectus supplement and may have the same terms as to interest rate, maturity, covenants or otherwise; provided that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, such additional notes will have a separate CUSIP or other identifying number.

Notices

Notices to holders of Notes will be given by first-class mail to the addresses of such holders as they appear in the note register. Where notices are to be provided to a holder of a global security, the notice will be deemed sufficiently given if provided to the depositary for such security pursuant to its applicable procedures.

Governing Law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

We or our affiliates may from time to time purchase any of the Notes that are then outstanding by tender, in the open market or by private agreement

BOOK-ENTRY ISSUANCE

Book-Entry System

The Notes will be issued as fully registered global notes which will be deposited with the Trustee, as custodian for DTC, in its corporate trust office, and registered, at the request of DTC, in the name of Cede & Co. Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as participants in DTC. One or more fully registered certificates will be issued as global notes in the aggregate principal amounts of the applicable series of Notes. Investors may elect to hold their interest in the global notes through DTC in the United States or, in Europe, through Euroclear or Clearstream. Beneficial interests in the global notes must be held in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000. Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Owners of beneficial interests in a global note will not be entitled to have the Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such Notes in definitive form and will not be considered the owners or holders thereof under the Indenture, except as provided below. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC for such global note and, if such person is not a participant in DTC (as described below), on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. References in this prospectus supplement to holders of the Notes are to the registered holders and not to any owner of a beneficial interest in the Notes. Notes represented by a global note may be exchanged for definitive Notes in registered form only if:

•	DTC notifies M&T in writing that it is no longer willing or able to act as a depositary for that global note and M&T does not appoint a successor depositary within 90 days after receiving that notice;

•

at any time DTC ceases to be a clearing agency registered under the Exchange Act and M&T does not appoint a successor depositary within 90 days after becoming aware that DTC has ceased to be registered as a clearing agency;

•	M&T, at its option, notifies the Trustee in writing that M&T elects to cause the issuance of Notes in definitive form; or

•	any event will have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default or Covenant Breach with respect to the Notes.

In such circumstances, upon surrender by DTC or a successor depositary of the global notes, Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Notes. Upon issuance of Notes in definitive form, the Trustee is required to register these Notes in the name of, and cause the same to be delivered to, this person or these persons (or the nominee thereof). These Notes would be issued in fully registered form without coupons, in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000 and subsequently may not be exchanged by a holder for Notes in denominations of less than $2,000.

M&T will make principal and interest payments on all Notes represented by a global note to the Trustee which in turn will make payment to DTC or its nominee, as the case may be, as the sole registered owner of the Notes represented by global notes. None of M&T, the Trustee or any underwriter will be responsible or liable for:

•	the records relating to, or payments made on account of, beneficial ownership interests in a global note;

•

any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global note held through those participants; or

•	the maintenance, supervision or review of any records relating to the beneficial ownership interests in a global note.

M&T and the Trustee understand that it is DTC’s current practice to credit participants’ accounts on each payment date with payments of principal or interest in amounts proportionate to their respective beneficial interests in the principal amount represented in the global notes as shown on DTC’s records, upon DTC’s receipt of funds and corresponding detail information. Payments by participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices, as is the case with securities held for customer accounts registered in a “street name,” and will be the sole responsibility of those participants.

The Clearing System

We have obtained the following information under this heading “The Clearing System” from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Owners of beneficial interests in a global note may elect to hold their interests in such global note outside the United States through Clearstream or Euroclear, if they are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator.

Specifically, these terms and conditions govern:

•	transfers of securities and cash within Euroclear;

•	withdrawal of securities and cash from Euroclear; and

•	receipt of payments with respect to securities in Euroclear.

All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

Distributions with respect to interests in the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear Operator.

Settlement

Investors in the Notes will be required to make their initial payment for the Notes in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary for such clearing system; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Participants or Euroclear Participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that M&T believes to be reliable (including DTC, Clearstream and Euroclear), but M&T takes no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Notes by a U.S. Holder or a Non-U.S. Holder (each as defined below).

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, judicial authority and administrative rulings and practice, all of which are subject to change and differing interpretation. Any such change or interpretation may be applied retroactively and may affect the accuracy of the statements and conclusions set forth in this prospectus supplement. This summary addresses only tax consequences to investors that purchase the Notes pursuant to this prospectus supplement at their original “issue price” and hold them as “capital assets” within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as insurance companies, financial institutions, tax-exempt persons, partnerships or other pass-through entities (and persons holding the Notes through a partnership or other pass-through entity), retirement plans, regulated investment companies, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding the Notes as part of a “straddle,” “constructive sale,” or a “conversion transaction” for U.S. federal income tax purposes, or as part of some other integrated investment or risk reduction transaction, holders required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement, “passive foreign investment companies,” “controlled foreign corporations,” expatriates or U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar). This summary also does not discuss any tax consequences arising under the laws of any state, local, foreign or other tax jurisdiction or any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws. Furthermore, this summary does not discuss any tax consequences arising under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered into in connection therewith) nor any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. The term “holder” as used in this section refers to a beneficial holder of the Notes and not the record holder.

Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of U.S. federal tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity or arrangement taxable as a corporation created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership holds Notes, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Persons who are partners in a partnership holding Notes should consult their tax advisors.

U.S. Federal Tax Consequences to U.S. Holders

It is anticipated, and this discussion assumes, that the issue price of the Notes will be equal to the stated principal amount or, if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations).

Taxation of Interest

Interest on the Notes will be taxable to a U.S. Holder as ordinary interest income. A U.S. Holder must report this income either when it accrues or is received, depending on the holder’s method of accounting for U.S. federal income tax purposes.

Treatment of Dispositions of Notes

Upon the sale, exchange, retirement or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder’s tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will be the cost of the Note. Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the U.S. Holder has held the Note for more than one year. The ability to deduct capital losses is subject to limitation under U.S. federal income tax laws. Net long-term capital gain recognized by a non-corporate U.S. Holder is generally taxed at preferential rates.

U.S. Federal Tax Consequences to Non-U.S. Holders

The following is a general discussion of U.S. federal income consequences of the purchase, beneficial ownership and disposition of the Notes by a holder that is a beneficial owner of Notes (other than a partnership or other pass-through entity) that is not a U.S. Holder (a “Non-U.S. Holder”).

Taxation of Interest

Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest income on the Notes if each of the following requirements is satisfied:

•

the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person, and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. If a Note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, this requirement is satisfied if (i) the Non-U.S. Holder provides such a form to the organization or institution, and (ii) the organization or institution, under penalties of perjury, certifies to the applicable withholding agent that it has received such a form from the beneficial owner or another intermediary and furnishes the applicable withholding agent with a copy thereof;

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of M&T’s stock within the meaning of the Code and applicable Treasury Regulations; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to M&T.

If these conditions are not met, a 30% withholding tax will apply to interest income on the Notes, unless one of the following two exceptions is satisfied. The first exception is that an applicable income tax treaty reduces or eliminates such tax, and a Non-U.S. Holder claiming the benefit of that treaty provides to the applicable withholding agent a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form) and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. The second exception is that the interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and the Non-U.S. Holder provides an appropriate statement to that effect on an IRS Form W-8ECI (or other applicable IRS Form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the Notes in the same manner as U.S. Holders, as described above. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to an additional “branch profits” tax on such income. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Treatment of Dispositions of Notes

Subject to the discussion below under “—U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders,” and except with respect to accrued and unpaid interest (which will be treated as described above under “U.S. Federal Tax Consequences to Non-U.S. Holders—Taxation of Interest,” generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a Note unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	such holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

U.S. Information Reporting Requirements and Backup Withholding Tax Applicable to U.S. Holders and Non-U.S. Holders

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. U.S.

federal backup withholding (currently, at a rate of 24% for payments made before January 1, 2026) generally will apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or to otherwise establish an exemption.

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty.

U.S. backup withholding tax (currently, at a rate of 24% for payments made before January 1, 2026) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. Holder generally will be exempt from backup withholding if the non-U.S. holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or otherwise establishes an exemption.

Under Treasury Regulations, the payment of proceeds from the disposition of a note by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or otherwise establishes an exemption. The payment of proceeds from the disposition of notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Holder provides a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or otherwise establishes an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that certain required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding may be made available to the tax authorities in foreign countries under the provisions of a tax treaty or agreement.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a (i) pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii) an entity whose underlying assets include “plan assets” by reason of such plan’s investment in the entity (collectively, “Plans”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts (“IRAs”), Keogh plans, and other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws (“ERISA Similar Laws”).

The acquisition and holding of the Notes by a Plan with respect to which M&T or any of its respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued various prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser, holder or subsequent transferee of the Notes in this offering or any interest therein will be deemed to have represented by its purchase and holding of the Notes in this offering or any interest therein that it either (i) is not a Plan or a Non-ERISA Arrangement and is not purchasing the Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement or (ii) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable ERISA Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with the assets of any Plan or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under ERISA Similar Laws, as applicable. Purchasers of the Notes have exclusive responsibility for ensuring that their purchase and holding of the Notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of ERISA Similar Laws. The sale of any Notes to a Plan or Non-ERISA Arrangement is in no respect a recommendation to purchase the Notes or a representation by M&T or any of its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement or that such investment is appropriate for such Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE NOTES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

UNDERWRITING (CONFLICTS OF INTEREST)

We are offering the Notes described in this prospectus supplement through a number of underwriters. We have entered into an underwriting agreement dated the date of this prospectus supplement with the underwriters listed below for whom BofA Securities, Inc., Barclays Capital Inc., Morgan Stanley & Co. LLC and M&T Securities, Inc. are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of Notes set forth opposite the underwriter’s name:

Name of Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$350,000,000
Barclays Capital Inc.	250,000,000
Morgan Stanley & Co. LLC	250,000,000
M&T Securities, Inc.	150,000,000

Total	$1,000,000,000

The underwriters have advised us that they are committed to purchase all of the Notes if they purchase any of the Notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of a non-defaulting underwriter may also be increased or the offering may be terminated. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Notes sold directly to the public will initially be offered at the respective public offering prices set forth on the cover page of this prospectus supplement. Any Notes sold to dealers may be sold at that price less a concession not to exceed 0.14% of the principal amount of the Notes. The dealers may reallow a discount not to exceed 0.09% of the principal amount of the Notes on sales to other dealers. If all the Notes are not sold at the public offering price, the public offering price, concessions and reallowance may be changed by the underwriters.

M&T has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, under certain circumstances, to contribute to payments which the underwriters may be required to make because of any of these liabilities.

The Notes are offered for sale only in those jurisdictions in the United States where it is legal to make such offers. The underwriters intend to offer the Notes for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.

We estimate that the expenses for this offering payable by us, other than underwriting discounts and commissions, will be approximately $3.0 million.

We have agreed that we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities for a period commencing on the date of this prospectus supplement through and including the settlement date of the Notes without the prior written consent of the representatives, except for the Notes sold to the underwriters pursuant to the underwriting agreement and the Bank Notes.

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales, stabilizing transactions and syndicate covering transactions.

•	Short sales involve the sale by the underwriters of a greater principal amount of the Notes than they are required to purchase in the offering of the Notes.

•	Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or slowing a decline in the market price of the Notes while the offering of the Notes is in process.

•	Covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions.

These transactions may cause the price of either series of Notes to be higher than it would otherwise be in the absence of such transactions. The underwriters are not required to engage in any of these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise. The underwriters may also impose a penalty bid. Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when that underwriter, in covering syndicate short positions or making stabilizing purchases, purchases Notes originally sold by that syndicate member.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market in the Notes. However, the underwriters will have no obligation to make a market in the Notes, and may cease market-making activities, if commenced, at any time. No assurance can be given as to the liquidity of the trading market for the Notes.

The underwriters expect to deliver the Notes to purchasers in book entry form only through the facilities of DTC, and its participants, including Euroclear and Clearstream, on or about January 27, 2023, which is the third business day following the pricing of the Notes (“T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes more than two business days prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to M&T and its subsidiaries, including M&T Bank, for which they received or will receive customary fees and expenses. Certain of the underwriters and their affiliates may be customers of, including borrowers from, M&T and its subsidiaries, including M&T Bank, in the ordinary course of business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with M&T and its subsidiaries, including M&T Bank. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

Prohibition of Sales to EEA Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the EEA. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii)	a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in the Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Prohibition of Sales to UK Retail Investors

Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Notes to any retail investor in the UK. For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of EUWA; or

(ii)

a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the UK Prospectus Regulation; and

(b)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospective Investors in the UK

This prospectus supplement is only being distributed to, and is only directed at, (a) persons outside the UK or (b) persons in the UK who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Each underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the UK.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong), other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

a.

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:

a.

to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

b.	where no consideration is or will be given for the transfer;

c.	where the transfer is by operation of law;

d.	as specified in Section 276(7) of the SFA; or

e.	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to sections (c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Conflicts of Interest

Because M&T Securities, Inc., an underwriter for this offering, is M&T’s wholly owned subsidiary, a conflict of interest under FINRA Rule 5121 is deemed to exist. Accordingly, this offering will be conducted in accordance with this rule. Pursuant to FINRA Rule 5121, M&T Securities, Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific prior written approval of the account holder.

VALIDITY OF SECURITIES

The validity of the Notes offered hereby will be passed upon for M&T by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Sidley Austin LLP, New York, New York. Sidley Austin LLP from time to time performs legal services for M&T and its subsidiaries.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of People’s United as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

M&T BANK CORPORATION

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

These securities of each class listed above may be offered and sold, from time to time, by M&T Bank Corporation in one or more offerings, subject to approval from M&T Bank Corporation’s Board of Directors, and also may be offered and sold by one or more selling securityholders to be identified in the future in one or more offerings. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “M&T”, “we”, “us”, “our” or similar references mean M&T Bank Corporation.

We or one or more selling securityholders may offer and sell the securities to or through one or more underwriters, dealers or agents as designated from time to time, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. We or selling securityholders may offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or selling securityholders will offer these securities. The specific terms of any securities we or selling securityholders offer will be included in one or more supplements to this prospectus. Such prospectus supplements will describe the specific manner in which we or selling securityholders will offer the securities and also may add, update or change information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in the securities described in the applicable prospectus supplement. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

We will provide the specific terms of these securities in supplements to this prospectus. Our common stock is traded on the New York Stock Exchange under the symbol “MTB.” We will provide information in the prospectus supplement for the trading market, if any, for any other securities we or selling securityholders may offer.

Investing in any of our securities involves certain risks. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under the heading “Risk Factors” on page 5 of this prospectus and in the applicable prospectus supplement and in the documents incorporated herein by reference before buying any of our securities.

M&T Securities, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, the participation of such entity in the offerings of such securities will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

These securities are not savings accounts, deposits or other obligations of any bank and are not guaranteed by Manufacturers and Traders Trust Company, Wilmington Trust, National Association or any other bank. These securities are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 29, 2021.

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (the “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”), under the Securities Act utilizing a “shelf” registration process. The prospectus does not contain all information included in the Registration Statement as permitted by the rules and regulations of the SEC. You may review a copy of the Registration Statement through the SEC’s internet site, as described below. Under this shelf registration process, we are registering an unspecified amount of each class of the securities described in this prospectus, and may offer and sell any combination of these securities in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of the securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should carefully read this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under the heading “Where You Can Find More Information.” This prospectus and any prospectus supplement or pricing supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described therein, or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

ABOUT M&T BANK CORPORATION

M&T Bank Corporation is a New York business corporation, which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended, and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T is (716) 635-4000. At June 30, 2021, M&T had two wholly owned bank subsidiaries: Manufacturers and Traders Trust Company and Wilmington Trust, National Association. The banks collectively offer a wide range of retail and commercial banking, trust and wealth management, and investment services to their customers.

FORWARD-LOOKING STATEMENTS

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include and our representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our business and management’s beliefs and assumptions made by management.

Statements regarding the potential effects of the Coronavirus Disease 2019 (“COVID-19”) pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on customers, clients, third parties and us. Statements regarding our expectations or predictions regarding the proposed transaction between M&T and People’s United Financial, Inc. (“People’s United”) also are forward-looking statements, including statements regarding the expected timing, completion and effects of the proposed transaction as well as M&T’s and People’s United’s expected financial results, prospects, targets, goals and outlook.

Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and, except as required by applicable law, we assume no duty to update forward-looking statements.

Future Factors include risks, predictions and uncertainties relating to:

•	the impact of the COVID-19 pandemic;

•	the proposed transaction between M&T and People’s United;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets;

•	sources of liquidity;

•	common shares outstanding;

•	common stock price volatility;

•	fair value of and number of stock-based compensation awards to be issued in future periods;

•	the impact of changes in market values on trust-related revenues;

•	legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation;

•	regulatory supervision and oversight, including monetary policy and capital requirements;

•	changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board, regulatory agencies or legislation;

•	increasing price and product/service competition by competitors, including new entrants;

•	rapid technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	continued availability of financing;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and

•

material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

We also maintain a website where you can obtain information about us and Manufacturers and Traders Trust Company. Our website includes our annual, quarterly and current reports, together with any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.mtb.com. The information contained on our website is not part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be reviewed with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. Certain of the information incorporated by reference herein has not been audited by an independent registered public accounting firm.

We incorporate by reference the documents listed below and any documents we file with the SEC subsequent to the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC) until our offerings are completed:

•	Annual Report on Form 10-K for the year ended December 31, 2020;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021;

•	Current Reports on Form 8-K filed on February 10, 2021, February 22, 2021, February 25, 2021, April 22, 2021, May 18, 2021, May 26, 2021, August 10, 2021 and August 17, 2021;

•	Definitive Proxy Statement on Schedule 14A for the 2021 Annual Meeting of Shareholders held on April 20, 2021, filed on March 8, 2021; and

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The description of M&T’s common stock and preferred stock contained in the Registration Statement on Form 8-A filed on May 20, 1998, including any other amendment or reports filed for the purpose of updating such description.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and telephone number:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention: Investor Relations

Telephone Number: (716) 842-5138

In addition, as required by Article 11 of Regulation S-X, the unaudited pro forma combined condensed financial statements of M&T as of and for the six months ended June 30, 2021 and for the year ended December 31, 2020, reflecting the proposed transaction between M&T and People’s United, have been filed as Exhibit 99(a) to the Registration Statement of which this prospectus is a part and are included herein.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered by us under this prospectus in the manner and for the purpose as set forth in the applicable prospectus supplement. Unless set forth in an accompanying prospectus supplement, we will not receive any proceeds in the event that securities are sold by a selling securityholder.

VALIDITY OF SECURITIES

The validity of the securities will be passed upon for us by Hodgson Russ LLP, Buffalo, New York, or by counsel identified in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents identified in the applicable prospectus supplement or, if necessary, the applicable pricing supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2020, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of People’s United as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$1,000,000,000 5.053% Fixed Rate/Floating Rate Senior

Notes due 2034

PROSPECTUS SUPPLEMENT

January 24, 2023

Joint Book-Runners

BofA Securities

Barclays

Morgan Stanley

M&T Securities